Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS SECOND-QUARTER 2009 RESULTS
•    Decrease in net sales, net income attributed to dramatically reduced volumes in key markets
•   Liquidity, capital structure seen as competitive advantage

WARREN, Ohio – July 31, 2009 – Stoneridge, Inc. (NYSE: SRI) today announced net sales of $102.3 million and a net loss of $19.8 million, or $(0.84) per diluted share, for the second quarter ended June 30, 2009.

Net sales for the quarter decreased by $110.9 million, or 52.0 percent, to $102.3 million, compared with $213.2 million for the second quarter of 2008.  The decrease in net sales was primarily driven by dramatically reduced production volumes in the North American passenger car/light truck market (49.6%) and the commercial vehicle markets in Europe (70.0%) and North America (50.3%), and the effect of foreign currency translation.  Foreign currency translation negatively affected second-quarter net sales by approximately $5.1 million compared with the same period in 2008.

The net loss for the second quarter of 2009 was $19.8 million, or $(0.84) per diluted share, compared with net income of $4.7 million, or $0.20 per diluted share, in the second quarter of 2008.  The decrease in net income was due primarily to the severe reduction in sales volume the Company experienced in all of its markets.  In addition, no tax benefit was recognized in the second quarter of 2009 as a result of the tax valuation allowance provided in the fourth quarter of 2008.

As of June 30, 2009, Stoneridge’s consolidated cash position was $85.5 million, $7.2 million lower than its 2008 year-end balance of $92.7 million, and the Company’s Asset Based Lending facility remains undrawn. Net cash used by operating activities for the six months ended June 30, 2009 was $2.6 million, compared with $12.6 million in cash provided for the six months ended June 30, 2008.  The $15.2 million decrease in cash provided by operating activities was a result of reduced earnings caused by the decline in sales partially offset by working capital reductions.

For the six months ended June 30, 2009, net sales were $223.4 million, a decrease of 46.3 percent compared with $416.3 million for the six months ended June 30, 2008.  The net loss for the 2009 six-month period was $31.3 million, or $(1.33) per diluted share, compared with net income of $11.2 million, or $0.47 per diluted share, in the comparable 2008 period.

Outlook
“The second-quarter volume declines were more severe than anticipated. The impact of production stoppages related to the Chrysler and GM bankruptcies, combined with the rolling European commercial vehicle shutdowns, increased in intensity during the second quarter,” said John C. Corey, president and chief executive officer.  “Our business plan continues to emphasize conserving cash while investing in near-term product launches and selectively investing in longer-term development projects. However, we continued to adjust to the volume declines with additional restructuring in Europe during the quarter. We are developing plans to consolidate our control devices business from two business units to one during the third quarter with the intent of further lowering our cost structure.  We anticipate that we will announce the projected costs and benefits of this consolidation during the third quarter.

“The record number of customer and supplier bankruptcies has had a very limited impact as our team has managed to protect Stoneridge assets and prevent supply disruptions.  While the second quarter was worse than we projected, our cost-reduction initiatives that are already under way will allow us to operate through the prolonged downturn and improve our position for the new competitive landscape once markets recover.”

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Regarding the Company’s expectations for the second half of 2009, Corey added, “We are revising our previous guidance due to the significant drop in our global markets.  At this point we expect Stoneridge to return to positive operating income in the fourth quarter.  However, cash flow will depend on the bottoming of the market drop, and volume increases will require a ramp up in working capital which may result in a modest cash use for the second half.”

Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2009 second-quarter results can be accessed at 9:30 a.m. Eastern time on Friday, July 31, 2009, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net Sales	$102,290	$213,229	$223,375	$416,299

Costs and Expenses:
Cost of goods sold	88,694	163,875	190,504	315,128
Selling, general and administrative	26,338	36,884	53,415	73,166
Restructuring charges	1,551	1,713	2,509	3,135

Operating Income (Loss)	(14,293)	10,757	(23,053)	24,870

Interest expense, net	5,538	4,880	11,035	10,252
Equity in earnings of investees	(903)	(3,016)	(1,478)	(6,835)
Loss on early extinguishment of debt	-	271	-	770
Other expense (income), net	639	(124)	645	278

Income (Loss) Before Income Taxes	(19,567)	8,746	(33,255)	20,405

Provision (benefit) for income taxes	197	4,062	(1,911)	9,174

Net Income (Loss)	$(19,764)	$4,684	$(31,344)	$11,231

Basic net income (loss) per share	$(0.84)	$0.20	$(1.33)	$0.48
Basic weighted average shares outstanding	23,516	23,286	23,490	23,327

Diluted net income (loss)per share	$(0.84)	$0.20	$(1.33)	$0.47
Diluted weighted average shares outstanding	23,516	23,690	23,490	23,722

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STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (in thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS

Current Assets:
Cash and cash equivalents	$85,481	$92,692
Accounts receivable, less reserves of $4,186 and $4,204, respectively	70,689	96,535
Inventories, net	43,683	54,800
Prepaid expenses and other	16,453	9,069
Deferred income taxes	1,957	1,495
Total current assets	218,263	254,591

Long-Term Assets:
Property, plant and equipment, net	80,287	87,701
Other Assets:
Investments and other, net	43,279	40,145
Total long-term assets	123,566	127,846
Total Assets	$341,829	$382,437

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$41,020	$50,719
Accrued expenses and other	39,040	43,485
Total current liabilities	80,060	94,204

Long-Term Liabilities:
Long-term debt	183,000	183,000
Deferred income taxes	5,379	7,002
Other liabilities	6,987	6,473
Total long-term liabilities	195,366	196,475

Shareholders' Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 25,286 and 24,772 shares and outstanding 25,176 and 24,665 shares, respectively, with no stated value	-	-
Additional paid-in capital	158,232	158,039
Common Shares held in treasury, 110 and 107 shares, respectively, at cost	(132)	(129)
Accumulated deficit	(90,499)	(59,155)
Accumulated other comprehensive loss	(1,198)	(6,997)
Total shareholders’ equity	66,403	91,758
Total Liabilities and Shareholders' Equity	$341,829	$382,437

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2009	2008
OPERATING ACTIVITIES:
Net cash provided by (used for) operating activities	$(2,600)	$12,574

INVESTING ACTIVITIES:
Capital expenditures	(6,743)	(11,641)
Proceeds from sale of property, plant and equipment	92	307
Business acquisitions and other	-	(980)
Net cash used for investing activities	(6,651)	(12,314)

FINANCING ACTIVITIES:
Repayments of long-term debt	-	(17,000)
Share-based compensation activity	-	1,162
Premiums related to early extinguishment of debt	-	(553)
Net cash used for financing activities	-	(16,391)

Effect of exchange rate changes on cash and cash equivalents	2,040	1,549

Net change in cash and cash equivalents	(7,211)	(14,582)

Cash and cash equivalents at beginning of period	92,692	95,924

Cash and cash equivalents at end of period	$85,481	$81,342

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